Exhibit 77C

THE ROYCE FUND

Royce Select Fund I
Royce Pennsylvania Mutual Fund	Royce Select Fund II
Royce Low-Priced Stock Fund	Royce Global Select Long/Short Fund
Royce Heritage Fund	Royce Enterprise Select Fund
Royce Value Plus Fund	Royce Opportunity Select Fund
Royce Premier Fund	Royce Micro-Cap Discovery Fund
Royce Special Equity Fund	Royce Financial Services Fund
Royce Value Fund	Royce SMid-Cap Value Fund
Royce 100 Fund	Royce Focus Value Fund
Royce Total Return Fund	Royce Partners Fund
Royce Dividend Value Fund	Royce Special Equity Multi-Cap Fund
Royce Micro-Cap Fund	Royce European Smaller-Companies Fund
Royce Opportunity Fund	Royce Global Dividend Value Fund
Royce Global Value Fund	Royce International Micro-Cap Fund
Royce International Smaller-Companies Fund	Royce International Premier Fund

At a Special Meeting of Shareholders held on September 26, 2013, the Funds' shareholders elected eight Trustees, consisting of the following:

Name	For	Withhold
Charles M. Royce	1,255,647,085	15,877,503
W. Whitney George	1,256,250,821	15,273,767
Patricia W. Chadwick	1,257,215,461	14,309,127
Richard M. Galkin	1,255,002,808	16,521,780
Stephen L. Isaacs	1,255,174,877	16,349,712
Arthur S. Mehlman	1,255,230,246	16,294,342
David L. Meister	1,254,852,641	16,671,948
G. Peter O'Brien	1,256,368,727	15,155,862